Exhibit 99.(h)(2)

Fee Waiver Agreement

 EULAV Securities LLC (the “Distributor”) agrees to extend the following fee waiver:

Value Line Asset Allocation Fund, Inc.: The Distributor waives .10% of the Rule 12b-1 fee for the period August 1, 2011-July 31, 2012.

 Dated this     day of April, 2011

On behalf of the Distributor and the Adviser,

/s/ Mitchell Appel
Mitchell Appel, President
EULAV Asset Management
EULAV Securities LLC.

Received:

/s/ Emily Washington
Emily Washington, Treasurer
Value Line Mutual Funds